Exhibit 99.1

Parke Bancorp, Inc.

601 Delsea Drive,

Washington Township, NJ 08080

Contact:

Vito S. Pantilione, President and CEO

Jonathan D. Hill, Senior Vice President and CFO

(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES FIRST QUARTER 2026 EARNINGS

Highlights:

Net Income:	$11.8 million for Q1 2026, increased 6.9% over Q4 2025
EPS (diluted):	$0.99 for Q1 2026 compared to $0.93 for Q4 2025
ROAA:	2.19% for Q1 2026 compared to 2.04% for Q4 2025
ROAE:	14.47% for Q1 2026 compared to 13.69% for Q4 2025
NIM:	4.17% for Q1 2026 compared to 4.09% for Q4 2025

WASHINGTON TOWNSHIP, NJ, April 17, 2026 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the three months ended March 31, 2026.

Highlights for the three months ended March 31, 2026:

•

Net income available to common shareholders was $11.8 million, or $1.01 per basic common share and $0.99 per diluted common share, for the three months ended March 31, 2026, an increase of $4.1 million, or 52.3%, compared to net income available to common shareholders of $7.8 million, or $0.66 per basic common share and $0.65 per diluted common share, for the three months ended March 31, 2025. The increase was primarily due to a $5.5 million increase in net interest income, and a $0.4 million decrease in provision for credit losses, partially offset by a $0.7 million increase in non-interest expense.

•	Net interest income increased $5.5 million, or 33.3%, to $22.1 million for the three months ended March 31, 2026, compared to $16.6 million for the same period in 2025.

•	The Company recorded a provision for credit losses of $0.2 million for the three months ended March 31, 2026, compared to a provision for credit losses of $0.6 million for the same period in 2025.

•	Non-interest income increased slightly by $0.03 million, or 3.9%, to $0.85 million for the three months ended March 31, 2026, compared to $0.82 million for the same period in 2025.

•	Non-interest expense increased $0.7 million, or 10.4%, to $7.2 million for the three months ended March 31, 2026, compared to $6.5 million for the same period in 2025.

The following is a recap of the significant items that impacted results of operations for the three months ended March 31, 2026:

Interest income increased $3.1 million during the three months ended March 31, 2026 compared to the same period in 2025, primarily due to an increase in interest and fees on loans of $4.4 million, or 14.0%, to $35.9 million, resulting from higher market interest rates and higher average loan portfolio balances.  Interest earned on average deposits held at the Federal Reserve Bank ("FRB") decreased $1.3 million, or 60.3%, during the three months ended March 31, 2026, due to lower average balances on deposit and a decrease in the interest rate on those deposits.

Interest expense decreased $2.4 million, or 14.1%, to $14.8 million for the three months ended March 31, 2026, compared to the same period in 2025, primarily due to a decrease in interest expense on deposits, due to a decrease in market interest rates, as well as a decrease in interest expense on borrowings.

The Company booked a provision for credit losses of $0.2 million for the three months ended March 31, 2026, compared to a provision for credit losses of $0.6 million for the same period in 2025. The decrease in the provision for credit losses for the three months ended March 31, 2026, was due to lower growth in loans during the three months ended March 31, 2026, as compared to the same period in 2025.

Non-interest income increased $32.0 thousand, or 3.9%, for the three months ended March 31, 2026, compared to the same period in 2025, primarily as a result of an increase in bank owned life insurance ("BOLI") income.

Non-interest expense increased $0.7 million, or 10.4%, to $7.2 million for the three months ended March 31, 2026, compared to the same period in 2025.  The increase was primarily driven by an increase in compensation and benefits of $0.4 million, and an increase in other operating expense of $0.4 million, partially offset by a decrease in professional services of $0.1 million, compared to the same period in 2025.

Income tax expense increased $1.2 million for the three months ended March 31, 2026 compared to the same period in 2025.  The effective tax rate for the three ended March 31, 2026 was 23.9%, compared to 24.5% for the same period in 2025.

March 31, 2026 discussion of financial condition

•

Total assets decreased to $2.21 billion at March 31, 2026, from $2.25 billion at December 31, 2025, a decrease of $36.5 million, or 1.6%, primarily due to a decrease in cash and cash equivalents, partially offset by an increase in net loans.

•

Cash and cash equivalents totaled $110.9 million at March 31, 2026, as compared to $156.9 million at December 31, 2025. The decrease in cash and cash equivalents was primarily due to an increase in loan balances, and a decrease in primarily non-interest bearing and brokered deposit balances, partially offset by an increase in Federal Home Loan Bank of New York ("FHLBNY") borrowings.

•

The investment securities portfolio decreased to $13.1 million at March 31, 2026, from $13.5 million at December 31, 2025, a decrease of $0.4 million, or 2.9%, primarily due to pay downs of securities.

•	Gross loans increased $8.1 million or 0.4%, to $2.04 billion at March 31, 2026, compared to gross loans at December 31, 2025.

•

Nonperforming loans at March 31, 2026 decreased to $9.2 million, or 0.45% of total loans, a decrease of $1.6 million, or 14.9%, from $10.8 million of nonperforming loans at December 31, 2025. OREO at March 31, 2026 was $2.9 million, unchanged from December 31, 2025.  Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.54% and 0.61% of total assets at March 31, 2026 and December 31, 2025, respectively. Loans past due 30 to 89 days were $3.9 million at March 31, 2026, an increase of $0.4 million from December 31, 2025.

•

The allowance for credit losses was $34.9 million at March 31, 2026, as compared to $34.6 million at December 31, 2025. The ratio of the allowance for credit losses to total loans was 1.71% at March 31, 2026, and 1.70% at December 31, 2025. The ratio of allowance for credit losses to non-performing loans was 380.4% at March 31, 2026, compared to 321.0%, at December 31, 2025.

•

Total deposits were $1.70 billion at March 31, 2026, down from $1.76 billion at December 31, 2025, a decrease of $59.9 million or 3.4%, compared to December 31, 2025. The decrease in deposits was primarily driven by a decrease in non-interest bearing deposits of $32.4 million, time deposits of $24.0 million, brokered time deposits of $14.0 million, and interest-bearing deposits of $12.6 million, partially offset by an increase in money market deposits of $22.6 million.

•

Total borrowings increased $10.0 million during the three months ended March 31, 2026, to $153.4 million at March 31, 2026, from $143.4 million at December 31, 2025, due to a $10.0 million increase in outstanding FHLBNY borrowings.

•

Total equity increased to $335.6 million at March 31, 2026, up from $324.5 million at December 31, 2025, an increase of $11.0 million, or 3.4%, primarily due to the retention of earnings, partially offset by the payment of $2.1 million of cash dividends.

CEO outlook and commentary

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

“2026 has started off with many of the challenges in 2025 continuing, and in some instances worsening. The immigration crisis, no clear direction of interest rates, inflation remaining a serious concern, the Russia – Ukraine war continuing, and the Iran conflict that started in February, are all challenges making it difficult to identify the market’s direction. The market seemed to be checking the boxes for a couple of rate cuts, however, Iran blocking the Strait of Hormuz, combined with the interruption of oil production has triggered sharp increases in oil and gas prices, reigniting inflation. It is important for banks, including Parke Bank, to remain nimble and responsive to address possible challenges and evolving opportunities.”

“Parke Bank had a pretty good first quarter in 2026. When comparing it to the first quarter of 2025, our Assets, Loans, Deposits and Shareholder Equity increased from the first quarter of 2025 to the first quarter of 2026. Net income for the first quarter of 2026 increased 52.3% to $11.8 million compared to the first quarter of 2025. This increase was partially due to the growth and yield of our loan portfolio, in addition to our tight control of expenses, with an Efficiency Ratio of 31.39% at March 31, 2026. Our Return on Assets improved to 2.19%, a 48.0% increase from the first quarter of 2025, and our Return on Equity improved to 14.47%, a 39.7% increase from the first quarter of 2025. The improvement of our Net Interest Margin to 4.17%, a 29.9% improvement, played an important part in these improved numbers.”

“Parke Bank is well positioned to navigate the many challenges affecting the economy and the market, with strong capital, earnings, liquidity and continued tight control of expenses.”

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income; our ability to continue the financial strength and growth of our loan portfolio; our ability to continue to increase shareholders’ equity, maintain strong loan underwriting and allowance for credit losses; our ability to react quickly to any increase in loan delinquencies; our ability to face current challenges in the market; our ability to be well positioned navigate the challenging economic volatility; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to increase the rate of growth of our loan portfolio; our ability to continue to improve net interest margin; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; the possibility of additional corrective actions or limitations on the operations of the Company. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2026	2025
	(Dollars in thousands)
Assets
Cash and cash equivalents	$110,874	$156,863
Investment securities	13,126	13,523
Loans, net of unearned income	2,043,296	2,035,227
Less: Allowance for credit losses	(34,921)	(34,649)
Net loans	2,008,375	2,000,578
Premises and equipment, net	5,462	5,506
Bank owned life insurance (BOLI)	35,541	35,320
Other assets	39,557	37,646
Total assets	$2,212,935	$2,249,436

Liabilities and Equity

Non-interest bearing deposits	$164,105	$196,506
Interest bearing deposits	1,342,975	1,346,834
Brokered Deposits	191,664	215,329
FHLBNY borrowings	140,000	130,000
Subordinated debentures	13,403	13,403
Other liabilities	25,225	22,846
Total liabilities	1,877,372	1,924,918

Total shareholders’ equity	335,563	324,518

Total liabilities and equity	$2,212,935	$2,249,436

Table 2: Consolidated Income Statements (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Consolidated Income Statement

	For the Three Months Ended
	March 31,
	2026	2025
Interest income:
Interest and fees on loans	$35,891	$31,476
Interest and dividends on investments	222	288
Interest on deposits with banks	827	2,082
Total interest income	36,940	33,846
Interest expense:
Interest on deposits	13,428	15,169
Interest on borrowings	1,380	2,070
Total interest expense	14,808	17,239
Net interest income	22,132	16,607
Provision for credit losses	202	590
Net interest income after provision for credit losses	21,930	16,017
Non-interest income
Service fees on deposit accounts	289	308
Other loan fees	161	178
Bank owned life insurance income	220	165
Other	183	170
Total non-interest income	853	821
Non-interest expense
Compensation and benefits	3,704	3,291
Professional services	598	714
Occupancy and equipment	761	687
Data processing	317	421
FDIC insurance and other assessments	373	350
OREO expense	80	127
Other operating expense	1,381	948
Total non-interest expense	7,214	6,538
Income before income tax expense	15,569	10,300
Income tax expense	3,725	2,522
Net income attributable to Company	11,844	7,778
Less: Preferred stock dividend	(5)	(5)
Net income available to common shareholders	$11,839	$7,773
Earnings per common share
Basic	$1.01	$0.66
Diluted	$0.99	$0.65
Weighted average common shares outstanding
Basic	11,706,574	11,836,384
Diluted	11,903,776	12,006,965

Table 3: Operating Ratios (unaudited)

	Three months ended
	March 31,
	2026	2025
Return on average assets	2.19%	1.48%
Return on average common equity	14.47%	10.36%
Interest rate spread	3.34%	2.32%
Net interest margin	4.17%	3.21%
Efficiency ratio*	31.39%	37.51%

*          Efficiency ratio is calculated using non-interest expense divided by the sum of net interest income and non-interest income.

Table 4: Asset Quality Data (unaudited)

	March 31,	December 31,
	2026	2025
	(Amounts in thousands except ratio data)
Allowance for credit losses on loans	$34,921	$34,649
Allowance for credit losses to total loans	1.71%	1.70%
Allowance for credit losses to non-accrual loans	380.40%	321.00%
Non-accrual loans	$9,181	$10,793
OREO	$2,862	$2,862